EXHIBIT 10(F)
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                                SPIRE CORPORATION
                    NON-QUALIFIED DEFERRED COMPENSATION PLAN
                                FOR ROGER LITTLE

         This SPIRE CORPORATION NON-QUALIFIED DEFERRED COMPENSATION PLAN FOR ROGER LITTLE (the "Plan") made and entered into this 1st day of January, 2002, by Spire Corporation, a corporation duly organized and existing under the laws of the State of Massachusetts (the "Company").


                                    RECITALS:

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that Roger Little has contributed to the growth and success of the Company, and desires to assure the Company of his continued employment and to compensate him therefor; and

         WHEREAS, the Board has determined that this Plan will reinforce and encourage Mr. Little's continued attention and dedication to the Company.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Company hereby establishes the Plan pursuant to the following terms and provisions.

1.       DEFINITIONS.

         1.1. Accounting Date means the last day of each calendar month and such other date or dates as the Committee may designate from time to time as an Accounting Date.

         1.2. Accounting Period means each period beginning on the day following an Accounting Date and ending on the following Accounting Date.

         1.3. Beneficiary means the person or persons designated by the Participant, upon such forms as shall be provided by the Committee, to receive payments of the vested portion of the Participant's Accounts after the Participant's death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him, then the Beneficiary shall be, in the following order of preference:

              (a)  the Participant's surviving spouse, or

              (b)  the Participant's estate.

         1.4. Change of Control shall mean approval by the shareholders of the Company of (a) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (b) a liquidation or dissolution of the Company or (c) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).

         1.5. Code shall mean the Internal Revenue Code of 1986, as amended, and successor tax laws.

         1.6. Committee shall mean the persons designated by the Company as the Administrative Committee for the Plan, as it may from time to time be constituted, pursuant to Section 6.1.

         1.7. Company shall mean Spire Corporation, a Massachusetts corporation, its successors and assigns.

         1.8. Deferral Agreement shall mean the agreement entered into by the Participant in accordance with Section 2.1 hereof pursuant to which the Participant shall elect the amount of his Tax-Deferred Contributions (if any) for the Plan Year.

         1.9. Disability shall mean a disability as that term is defined in the Long Term Disability Plan of the Company, if any, or if there is no Long Term Disability Plan, disability shall mean a physical or mental condition that renders, or is expected to render, the Participant permanently and totally unable to perform his usual duties or any comparable duties for the Company. The determination of the existence of a Disability shall be made by the Committee and shall be final and binding upon the Participant and all other parties. The Committee may require the submission of such medical evidence as it may deem necessary in order to arrive at its determination.

         1.10. Effective Date of Plan shall mean January 1, 2002.

         1.11. Eligible Compensation shall mean the base salary and bonuses paid by the Company to the Participant for the Plan Year.

         1.12. Employer Contributions shall mean any contributions credited to the Participant's Account in accordance with Section 2.2 of the Plan.

         1.13. Employer Contribution Account means the account maintained under the Plan for the Participant that is credited with Employer Contributions.

         1.14. Investment Funds means those investment options that shall from time to time be made available as investment options under the Plan, as determined by the Committee.

         1.15. Leave of Absence shall mean any absence authorized by the Company under its standard personnel practices.

         1.16. Normal Retirement Age shall mean the date on which the Participant reaches the age of sixty-five.

         1.17. Participant shall mean Roger Little.

         1.18. Participant's Account means the total amount credited to the account maintained in the Plan in accordance with the provisions of the Plan for the Participant as of any Accounting Date, and which consists of his Tax-Deferred Contributions Account and his Employer Contributions Account.

         1.19. Plan shall mean the Spire Corporation Non-Qualified Deferred Compensation Plan for Roger Little, as herein set forth and as it may be amended from time to time.

         1.20. Plan Year shall mean each calendar year that begins on or after January 1, 2002.

         1.21. Tax-Deferred Contributions means the contributions credited to the Participant's Account under Section 2.1 of the Plan.

         1.22. Tax-Deferred Contributions Account means the account maintained by the Company under the Plan for the Participant that is credited with the Participant's Tax-Deferred Contributions.

         1.23. Trust means Spire Corporation Non-Qualified Deferred Compensation Plan Trust for Roger Little between the Company and the Trustee.

         1.24. Trustee shall mean the persons or entity that shall from time to time be serving as the Trustee of the Trust.

2.       CONTRIBUTIONS.

         2.1. Tax-Deferred Contributions. The Participant, so long as he remains a Participant, may elect (pursuant to a Deferral Agreement furnished by the Committee prior to the beginning of the Plan Year and in accordance with Committee rules) to reduce and defer receipt pursuant to this Plan of an amount not to exceed one hundred percent (100%) (in whole percentages) of his base salary and any bonuses earned during the Plan Year. Deferral Agreements are effective on a Plan Year basis, and must be filed before the beginning of the Plan Year to which they relate. Deferral Agreements may not be amended or revoked after the beginning of the Plan Year. The Company shall withhold, by payroll deduction, the Eligible Compensation deferred pursuant to this Section
2.1 (if any) from the current Eligible Compensation payments of the Participant and credit such withheld amounts to the Participant's Tax-Deferred Contributions Account under the Plan. Special rules for first year of the Plan: The Participant may file a Participant Deferral Agreement within thirty (30) days of the Effective Date of the Plan. The Deferral Agreement shall apply to the Eligible Compensation received after the effective date of the Deferral Agreement, and may not be amended or revoked during the Plan Year for which it is made.

         2.2. Employer Contributions. For each Plan Year, the Company shall credit to the Participant's Employer Contribution Account an amount not exceeding Two Hundred Fifty Thousand Dollars and No Cents ($250,000), which may, in the Company's discretion, be credited in equal monthly installments throughout the Plan Year as of the first day of each calendar month. The Company hereby agrees that the amount to be credited for the Plan Year beginning on January 1, 2002 shall be $250,000, which shall be credited in equal monthly installments of $20,833.33 as of the first day of each calendar month. In each Plan Year commencing on or after January 1, 2003, the Company shall credit the full $250,000 to the Participant's Employer Contribution Account, unless the Board determines, reasonably and in good faith, that there is insufficient Available Cash (as hereinafter defined) to make such contribution in full, in which case the Company shall contribute to the Participant's Employer Contribution Account the full amount of Available Cash. If in any Plan Year the Company fails to make the full contribution due to a lack of Available Cash, the Company shall make catch-up contributions in each subsequent Plan Year in an amount equal to all Available Cash remaining after deducting the $250,000 contribution for the then current Plan Year, until such time as the amount credited by the Company to the Participant's Employer Contribution Account equals $250,000 times the number of Plan Years that have elapsed. The term "Available Cash" with respect to any Plan Year shall mean the excess of the gross receipts of the Company from whatever source for the Plan Year immediately preceding the current Plan Year over the sum of the following amounts: (a) the amount of cash disbursed during the Plan Year immediately preceding the current Plan Year to make payments then due on accrued liabilities and obligations of the Company and to pay capital expenditures and ordinary and necessary costs and expenses incident to the operation of the Company's business; and (b) the amount which the Board allocates to reasonable reserves to pay costs, expenses and liabilities of the type described in clause (a) for which the Board does not, reasonably and in good faith, expect the Company to have the necessary cash at the time such payments are required to be made.

         In addition, for each Plan Year, the Company may credit to the Participant's Employer Contribution Account such additional contributions, if any, as the Company shall determine based upon such criteria (including but not limited to those listed above) as the Company, in its discretion, shall from time to time determine.

3.       VESTING.

         3.1. Participant's Account. The Participant's interest in his Participant's Account shall be fully vested and nonforfeitable at all times.

4.       INVESTMENT OF PARTICIPANT'S ACCOUNT AND TRUST.

         4.1. Investment. Amounts credited to a Participant's Account shall be contributed by the Company to the Trust as soon as practicable after they are so credited. The value of a Participant's Account shall be measured as if amounts credited to such Account were actually invested in the Investment Funds selected by the Participant in accordance with the Plan, and shall be credited with gains and losses allocable thereto at such times and in such manner as shall be determined by the Committee reasonably and in good faith. The Participant shall elect on the Participant Election and Enrollment Form the portion of the Participant's Account, in whole percentages, that are to be treated as if invested in each of the Investment Funds. A Participant may, as of the first day of each calendar quarter and in such manner as shall be permitted by the Committee, change such election as to the investments upon which the value of his Participant's Account is to be measured. The Company may direct the Trustees that the assets of each Trust be invested in any one, or combination, of the Investment Funds, or in any other investments determined by the Company, notwithstanding the Participant's election as to the manner in which the value of his Account is to be measured. In the event that the Investment Funds are those that are part of a life insurance policy, then the value of the Participant's Account shall be measured as if it were invested in the Investment Funds selected by the Participant within a life insurance policy which could be acquired by the Company or Trust in accordance with the Plan, and shall be reduced by all cost of insurance and other policy costs, expenses and other charges (including any potential charges) that are or would be incurred if such Policy were maintained. In no event, however, shall the Company be required to purchase or continue to maintain any such life insurance policies, or to invest any amounts within the life insurance policy in accordance with the Participant's election with regard to the manner in which the value of his Account is to be measured.

5.       DISTRIBUTIONS.

         5.1. Timing of Distributions.

              (a) Participant's Account. The vested portion of the Participant's Account, less any applicable tax withholding, shall be distributed to the Participant commencing upon the Participant's termination of employment with the Company for any reason, including the Participant's death, Disability, resignation or termination for cause. The distribution shall commence as soon as administratively practicable after the first day of the calendar month immediately following the date of the termination of Participant's employment with the Company but in no event later than thirty (30) days after such termination.

              (b) Acceleration of Distributions. Distribution shall be accelerated upon the following occurrences:

                   (i) Hardship Distributions. Upon the written request of the Participant and in the event the Committee determines that an "unforeseeable emergency" has occurred with respect to the Participant, the Participant may withdraw the lesser of (1) the amount necessary to meet the emergency or (2) the vested portion of the Participant's Account. For this purpose, an "unforeseeable emergency" shall mean an unanticipated emergency, such as a sudden and unexpected illness or accident of the Participant or a dependent of the Participant or loss of the Participant's property due to casualty, that is caused by an event beyond the control of the Participant and that would result in severe financial hardship if the withdrawal were not permitted. The need to pay the Participant's child's or grandchild's tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies;

                   (ii) Change of Control. In the event of a Change of Control as defined in Section 1.4 hereof, the full amount of the Participant's Account shall be distributed to the Participant as soon as administratively practicable following the Change of Control, unless the Board of Directors of the Company as constituted immediately prior to the Change of Control shall otherwise provide; or

                   (iii) Callable Rights. The Participant may request all or a portion of his Tax-Deferred Contributions Account, and his vested Employer Contributions Account, for reasons other than an "unforeseeable emergency, subject to the following restrictions: (1) only eighty percent (80%) of the amount requested by the Participant, less applicable tax withholding, shall be distributed to the Participant and the remaining twenty percent (20%) of the amount requested shall be forfeited, and (2) no further Tax-Deferred Contributions or Employer Contributions shall be made under the Plan on behalf of the Participant.

         5.2. Form of Distribution. The distribution to the Participant shall be made in cash either (a) in a lump sum distribution or (b) in up to twenty (20) consecutive quarterly installments, as elected by the Participant. Each quarterly installment shall be equal to the remaining value of the Participant's Account being distributed multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of quarterly installments remaining to be paid. The Participant may elect, on a form provided by the Committee, the form in which his Participant's Account is to be distributed under this Section 5.2; provided, however, that no such election, or change in any election, shall be given effect unless it is made at least one year prior to the date on which distribution of the Participant's Account commences. In the event that the Participant fails to make an election, then distribution shall be made in the form of a lump sum.

         5.3. Distribution to Beneficiary. If a Participant dies before distribution of the entire vested portion of the Participant's Accounts has been made to him, the remaining vested portion of his Participant's Account, less applicable withholding taxes, shall be distributed to the Participant's Beneficiaries in a lump sum distribution in cash.

6.       ADMINISTRATION.

         6.1. Administrative Committee. The Company shall appoint a Committee for the administration of the Plan consisting of one or more persons. Any Committee member may, but need not, be an officer or employee of the Company and each shall serve until his successor shall be appointed in like manner. Any member of the Committee may resign by delivering his written resignation to the Company. The Company may remove any member of the Committee at any time.

         6.2. Powers and Duties. The Committee generally shall be responsible for the management, operation, interpretation and administration of the Plan. The Committee shall:

              (a) Establish procedures for allocation of responsibilities of the Plan which are not allocated herein;

              (b) Construe all terms, provisions, conditions and limitations of the Plan and make all factual determinations relating to the Plan;

              (c) Correct any defect, supply any omission, or reconcile any inconsistency that may appear in the Plan and make all factual determinations relating to the Plan;

              (d) Determine the amount, manner, and time of payment of any benefits hereunder and prescribe procedures to be followed by the Participants and/or his Beneficiary to obtain benefits; and

              (e) Perform such other functions and take such other actions as may be required by the Plan or as may be necessary or advisable to accomplish the purposes of the Plan.

         The Company shall furnish the Committee with all data and information available which the Committee may reasonably require in order to perform its functions hereunder. The Committee may rely without question upon any such data or information furnished by the Company. Any interpretation or other decision made by the Committee shall be final, binding and conclusive upon all persons in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.

         6.3. Agents. The Committee may appoint a Secretary who may, but need not, be a member of the Committee, and may employ such agents for clerical and other services, and such counsel, accountants and other professional advisors as may be required for the purpose of administering the Plan. The Committee may rely on all tables, valuations, reports, certificates and opinions furnished by its agents.

         6.4. Procedures. A majority of the Committee members shall constitute a quorum for the transaction of business. No action shall be taken except upon a majority vote of the Committee. An individual shall not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act, and the remaining members cannot agree on an issue, the Company shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.

         6.5. Claims Procedure. In the event that the Participant or his Beneficiary claims to be entitled to benefits under the Plan and the Board determines that such claim should be denied in whole or in part, the Board shall, in writing, notify such claimant within ninety (90) days of receipt of such claim that his claim has been denied, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by the Participant or Beneficiary and shall set forth the pertinent sections of the Plan relied on, and where appropriate, an explanation of how the claimant can obtain review of such denial.

         Within sixty (60) days after the mailing or delivery by the Committee of such notice, such claimant may request, by mailing or delivery of written notice to the Committee, a review and/or hearing by the Committee of the decision denying the claim. If the claimant fails to request such a review and/or hearing within such sixty (60) day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Committee is correct. If such claimant requests a hearing within such sixty (60) day period, the Committee shall designate a time (which time shall not be less than seven (7) nor more than sixty (60) days from the date of such claimant's notice to the Committee) and a place for such hearing, and shall promptly notify such claimant of such time and place. A claimant or his authorized representative shall be entitled to inspect all pertinent Plan documents and to submit issues and comments in writing. If only a review is requested, the claimant shall have sixty (60) days after filing a request for review to submit additional written material in support of the claim. After such review and/or hearing, the Committee shall promptly determine whether such denial of the claim was correct and shall notify such claimant in writing of its determination with sixty (60) days after such review and/or hearing or after receipt of any additional information submitted.

         6.6. Indemnification. The Company shall indemnify each Committee member against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Committee in good faith. Such indemnification shall include attorneys' fees and other costs and expenses reasonably incurred in defense of any action brought by reason of any such act or failure to act.

         6.7. Participant Bound. Any action with respect to the Plan taken by the Committee, the Company or the Trustee or any action authorized by or taken at the direction of the Committee, the Company or the Trustee shall be conclusive upon the Participant and/or his Beneficiaries entitled to benefits under the Plan.

         6.8. Receipts and Release. Any payment to the Participant and/or his Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Committee and the Trustee under the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If the Participant and/or his Beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee, the Company or the Trustee to follow the application of such funds.

7.       MISCELLANEOUS.

         7.1. Unfunded Plan. The obligations of the Company under this Plan shall be paid from the general assets of the Company and not from any particular fund. It is intended that this Plan shall constitute an "unfunded" plan for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended. If the Company purchases any life insurance policies, or makes any other investments, either directly or through the Trust, such policies (and any amounts invested by the Participating Company therein) and any other investments of the Company or the Trust shall be subject to the claims of the Company's creditors. Nothing contained in this Plan shall be interpreted to grant to the Participant or his Beneficiary, any right, title or interest in any property of the Company or the Trust.

         7.2. Successor Plan. In the event that the Participant ceases to participate in this Plan, but commences participation under any other non-qualified deferred compensation plan maintained by the Company (the "Successor Plan"), then the Participant's Account under this Plan shall, in the discretion of the Company and so long as the Participant consents, cease to be governed by this Plan and instead shall be governed by the provisions of the Successor Plan.

         7.3. Impact on Other Participant Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which the Participant may be entitled under any other welfare or benefit plan of the Company.

         7.4. Other Plans. Payments made to the Participant under this Plan shall not be includable as salary or compensation for purposes of determining the amount of employee benefits under any other retirement, pension, profit-sharing or welfare benefit plans of the Company.

         7.5. Tax Withholding. The Committee and/or the Trustee shall withhold from any contribution to, amounts accumulated under, or distribution from, the Plan or Trust such amounts as the Committee or the Trustee shall be determined to be appropriate for Federal, State or local taxes attributable thereto.

         7.6. Governing Law. To the extent not preempted by the laws of the United States, the construction, validity and administration of the Plan shall be governed by the laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law therein.

         7.7. No Assignment. The right to receive payment of any benefits under the Plan shall not be transferred, assigned or pledged other than to the Participant's Beneficiary following the Participant's death.

         7.8. Severability. If any provision of this Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

         7.9. Headings and Subheadings. Headings and subheadings in this Plan are for reference only. In the event of a conflict between a heading or subheading and the content of an article or paragraph, the content shall control.

         7.10. Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

         7.11. Amendment and Termination. This Plan may be amended or terminated in any respect at any time by the Company with the consent of the Participant; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination. In the event that the Plan is terminated, then distributions shall be made to the Participant and/or his Beneficiary of the vested portion of the Participant's Account in a single lump sum payment as soon as practicable following such termination.

         7.12. No Employment Contract. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligations to retain the Participant as an employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment.

         IN WITNESS WHEREOF, the Company has caused the Plan to be executed the day and year first above written.


AGREED:

By:
    -----------------------------------
Name:  Roger G. Little


SPIRE CORPORATION

By:
    -----------------------------------
Name:  Richard S. Gregorio
Title:  Vice President & CFO